KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1740
                               Dallas, Texas 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 16, 2000



To the Stockholders of
Keystone Consolidated Industries, Inc.:

         The Annual Meeting of Stockholders (the "Annual Meeting") of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone" or the "Company"), will be held on May 16, 2000, at 9:00 a.m., local time, at the offices of the Company at 5430 LBJ Freeway, Suite 1740, Dallas, Texas, for the following purposes:

(1) To elect one director for a term of two years, and until his successor is duly elected and qualified; and

(2) To elect three directors each for a term of three years, and until their successors are duly elected and qualified; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 22, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be made available for inspection by any stockholder of record at the offices of Keystone during ordinary business hours from April 14, 2000, through the time of the Annual Meeting for any purpose germane to the Annual Meeting.

         In order to ensure that you are represented at the meeting, please complete the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you choose, you may still vote in person at the Annual Meeting even though you previously signed your proxy. You may revoke your proxy by following the procedures specified in the accompanying Proxy Statement. Your vote, whether given by proxy or in person at the Annual Meeting, will be held in confidence by the Inspector of Election for the Annual Meeting in accordance with the Company's bylaws.

                                            By order of the Board of Directors,


                                            Sandra K. Myers
                                            Secretary

Dallas, Texas
April 17, 2000





                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1740
                               Dallas, Texas 75240

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To be held on May 16, 2000





         This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Keystone for use at the 2000 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Tuesday, May 16, 2000, at the Company's offices at 5430 LBJ Freeway, Suite 1740, Dallas, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Any stockholder executing a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by either
(i) filing with the  Inspector  of Election a written  revocation  of the proxy;
(ii) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (iii) submitting a duly executed proxy bearing a later date. Attendance at the Annual Meeting alone, however, will not in itself constitute the revocation of a proxy. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 17, 2000. An annual report for the year ended December 31, 1999 is enclosed herewith.

         Only stockholders of record at the close of business on March 22, 2000, (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 10,060,186 shares of Keystone's common stock, $1.00 par value per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock voting as one class entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Shares of stock that are voted to abstain from any business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present.

         Employees participating in the Keystone Consolidated Industries, Inc. Deferred Incentive Plan, who are beneficial owners of Common Stock under such plan, may use the enclosed voting instruction card to instruct the plan trustees how to vote the shares held for such employees, and the trustees will, subject to the terms of the plan, vote such shares in accordance with such instructions.

         ChaseMellon Shareholder Services, L.L.C. ("Chase"), the transfer agent and registrar for the Common Stock, has been appointed by the Board of Directors to receive proxies, tabulate the vote and serve as Inspector of Election at the Annual Meeting. All proxies and ballots delivered to Chase shall be kept confidential by Chase in accordance with the Company's bylaws.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Keystone. In addition to the solicitation of proxies by use of the mail, officers, directors, and employees of Keystone may solicit proxies by written communication, telephone or personal calls for which such persons will receive no special compensation.

                              ELECTION OF DIRECTORS

         Keystone's Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes. The bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined by the Board of Directors from time to time. The number of directors is currently eight.

         The nominees receiving a plurality of the votes of the shares present in person or represented at the Annual Meeting and entitled to vote will be elected to the classes designated and until their successors are duly elected and qualified (except in cases where no successor is elected due to a reduction in the size of the Board), or earlier resignation, removal from office, death or incapacity. Neither shares as to which authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors.

         All of the nominees set forth below have consented to serve if elected to the Board of Directors. If any individual nominated for a directorship is not available for election, which is not anticipated, votes will be cast by the proxy holder for such substitute nominee as shall be designated by the Board of Directors.

         Harold C. Simmons and his affiliates hold approximately 50% of the outstanding shares of Common Stock as of the Record Date and have indicated their intention to vote such shares "For" the election of all of the nominees for director as set forth in this Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS SET FORTH BELOW.


                         NOMINEES FOR BOARD OF DIRECTORS

         The following biographical information has been provided by the nominees for election to the Board of Directors of the Company for terms expiring at the 2002 or the 2003 annual meeting of stockholders:

STEVEN L. WATSON                                    Director since February 2000

         Mr. Watson, age 49, has been a director of the Company since February 2000. He has been President and a director of Valhi, Inc. ("Valhi") and Contran Corporation ("Contran"), a privately owned diversified holding company that may be deemed to be the beneficial holder of approximately 47.3% of the outstanding Common Stock as of the Record Date, since 1998. From prior to 1995 to 1998, he served as vice president and secretary of Valhi and Contran. He is also a director of CompX International Inc. ("CompX") and Titanium Metals Corporation, another Valhi affiliate ("TIMET"). Mr. Watson served as an executive officer and/or director of various companies related to Valhi and Contran since prior to 1995. Mr. Watson is a nominee for a term expiring in 2002.

THOMAS E. BARRY                                              Director since 1989

     Dr. Barry, age 56, is Vice President for Executive Affairs at Southern Methodist University and has been a Professor of Marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1995. Dr. Barry is a nominee for a term expiring in 2003.

WILLIAM P. LYONS, JR.                                        Director since 1996

     Mr. Lyons, age 58, is Chairman of the Board of JVL Corp., now an investment firm, but formerly a generic pharmaceutical manufacturer, since prior to 1995. Mr. Lyons is also Managing Director of Madison Partners, LLC, an investment firm. He is also a director of Checkpoint Systems, Inc. and Chairman of its Executive Committee since February 1999. Mr. Lyons was Chairman of Holmes Protection Group, Inc., an electronic security systems and monitoring company, from 1995 until February 1998. Mr. Lyons is a nominee for a term expiring in 2003.

WILLIAM SPIER                                                Director since 1996

     Mr. Spier, age 65, is President and Chairman of Sutton Holding Corp., a private investment firm, and has served in such capacity since prior to 1995. Mr. Spier is Chairman of the Board of Empire Resources, Inc. and has served in such capacity since September 1999. Mr. Spier was Chairman of DeSoto, Inc., a company Keystone acquired in 1996, from prior to 1995 to 1996 and Chief Executive Officer of DeSoto, Inc. from 1995 to 1996. He is a director of Empire Resources, Inc., Moto Guzzi, Inc., and Soligen Technologies, Inc. Mr. Spier is a nominee for a term expiring in 2003.

                               OTHER BOARD MEMBERS

         The following biographical information has been provided by the directors whose terms do not expire at the Annual Meeting:

PAUL M. BASS, JR.                                            Director since 1989

     Mr. Bass, age 64, is Vice Chairman of First Southwest Company, a privately owned investment banking firm, and has served as a director since prior to 1995. Mr. Bass is also a director of CompX; Chairman of MorAmerica Private Equities Company; and director and Chairman of the Audit Committee of California Federal Bank. Mr. Bass is currently serving as Chairman of Zale-Lipshy University Hospital and as Chairman of the Board of Trustees of Southwestern Medical Foundation. Mr. Bass' term as a director expires at the annual meeting in 2001.

DAVID E. CONNOR                                              Director since 1992

     Mr. Connor, age 74, is President of David E. Connor and Associates, advisers to commerce and industry, in Peoria, Illinois and has served in such capacity since prior to 1995. He is Chairman of the Board of First Bankers Trustshares, Quincy, Illinois. He is also a director of Heartland Community Health Clinic, Peoria, Illinois and Museum Trustees Association, Washington, D.C. Mr. Connor's term as a director expires at the annual meeting in 2001.

GLENN R. SIMMONS                                             Director since 1986

     Mr. Simmons, age 72, is Chairman of the Board of Directors of Keystone and has served in such capacity since prior to 1995. Mr. Simmons was Chief Executive Officer of Keystone from prior to 1995 to February 1997. Mr. Simmons has served as Vice Chairman of the Board of Directors of Contran since prior to 1995. Mr. Simmons has been a director of Contran and an executive officer and/or director of various companies related to Contran since prior to 1995. He is Vice Chairman of the Board of Valhi and a director of NL Industries, Inc. ("NL"), Tremont Corporation ("Tremont"), TIMET, and CompX, all of which companies may be deemed to be affiliates of Keystone. Mr. Simmons' term as a director expires in 2002.

J. WALTER TUCKER, JR.                                        Director since 1971

     Mr. Tucker, age 74, is Vice Chairman of the Board of Directors of the Company and has served in such capacity since prior to 1995. Mr. Tucker has served as a Director, President, and Treasurer of Tucker & Branham, Inc., a privately owned real estate, mortgage banking and insurance firm since prior to 1995. Mr. Tucker is also a director of Valhi. He has also been an executive officer and/or director of various companies related to Valhi and Contran since prior to 1995. Mr. Tucker's term as a director expires in 2002.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1999, the Board of Directors met three times. All directors of the Company were present at more than 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served.

         The Executive Committee, which did not meet during 1999, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company, to the extent permitted by Delaware law, when a meeting of the Board of Directors is not possible. The members of the Executive Committee are Messrs. Bass, Simmons, Spier and Tucker.

     The Master Trust Committee, which did not meet during 1999, exercises the powers, rights and responsibilities included under Articles 3 and 10 of the Keystone Consolidated Industries, Inc. Master Retirement Trust. The members of the Master Trust Committee are Messrs. Bass and Tucker.

         The Audit Committee, which met twice during 1999, reviews and evaluates significant matters relating to the audit and internal controls of the Company, and reviews the scope and results of audit and non-audit assignments of the Company's independent accountants. The Audit Committee examines and recommends for approval the audited financial statements of the Company, and annually recommends to the Board of Directors the appointment of, and fees paid to, the independent accountants. Recommendations and actions of the Audit Committee are reported to the full Board of Directors. The members of the Audit Committee are Messrs. Bass, Connor and Lyons.

         The Compensation Committee, which met once during 1999, reviews and approves the amounts and forms of compensation paid to executive officers. The members of the Compensation Committee are Messrs. Barry, Bass and Lyons.

         The Board of Directors does not have a Nominating Committee.


                             DIRECTOR'S COMPENSATION

         Directors of Keystone receive an annual retainer of $15,000. Directors also receive a fee of $750 per day for each Board of Directors meeting and/or committee meeting attended. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and/or committee meetings. Under the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan ("Director Plan"), which terminated May 1, 1997, non-employee directors were granted an option to purchase 1,000 shares of Common Stock on the third business day after the Company issued its press release summarizing the Company's annual financial results for the prior fiscal year. The exercise price of the options was equal to the last reported sale price of Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted pursuant to the Director Plan became exercisable one year after the date of grant and expired on the fifth anniversary following the date of grant. The Keystone Consolidated Industries, Inc. 1997 Long-Term Incentive Plan provides for awards or grants of stock options, stock appreciation rights, restricted stock, performance grants and other awards to key individuals, including directors, performing services for the Company or its subsidiaries. Under the 1997 Long-Term Incentive Plan, directors are annually granted stock options exercisable for 1,000 shares of Common Stock. These options have an exercise price equal to the closing sales price of Common Stock on the date of grant, have a term of ten years and fully vest on the first anniversary of the date of grant. In addition to serving as directors, Messrs. Simmons and Tucker provide consulting services to the Company. The Company pays Contran for the consulting services provided by Mr. Simmons pursuant to the Intercorporate Services
Agreement between Contran and the Company (the "Intercorporate Services Agreement"). The Company pays Tucker & Branham for the consulting services provided by Mr. Tucker. See "Certain Business Relationships and Related Transactions."


                               EXECUTIVE OFFICERS

     In addition to Glenn R. Simmons as Chairman of the Board and J. Walter Tucker, Jr. as Vice Chairman, the following are currently executive officers of
Keystone:

         DAVID L. CHEEK, age 50, has served as President, Keystone Steel & Wire, a division of the Company, since March 24, 2000. Mr. Cheek was vice president of manufacturing, Keystone Steel & Wire, from March 1999 to March 2000. He was vice president of operations, Atlantic Steel, Atlanta, Georgia from 1996 to 1999 and held various other management positions at Atlantic Steel since prior to 1995.

         HAROLD M. CURDY, age 52, has served as Vice President - Finance and Treasurer of the Company since prior to 1995.

         BERT E. DOWNING, JR., age 43, has served as Vice President and Controller of the Company since March 2000 and as Corporate Controller since prior to 1995.

         RALPH P. END, age 62, has served as Vice President and General Counsel of the Company since prior to 1995.

         SANDRA K. MYERS, age 56, has served as Corporate Secretary of the Company and as Executive Secretary of Contran since prior to 1995.

         ROBERT W. SINGER, age 63, is President and Chief Executive Officer of the Company and has served in such capacities since 1997. Mr. Singer served as President and Chief Operating Officer since prior to 1995. He served as Vice
President of Valhi and Contran from prior to 1995 to 1998 and is a director of Columbian Mutual Life Insurance Company.


                             EXECUTIVE COMPENSATION

         The following table summarizes all compensation paid to the Company's chief executive officer and to each of the Company's four most highly compensated executive officers other than the chief executive officer who were executive officers of the Company on December 31, 1999 (each a "named executive officer") for services rendered in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997.

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                                                          Awards              All Other
Name and                                    Annual Compensation    Securities Underlying    Compensation
    -                                       --------------------   ----------------------
Principal Position                 Year     Salary ($)   Bonus ($)        Options (#)           ($)(1)
-------------------                ----     ----------  ---------        -----------        ------------

Harold M. Curdy                     1999     198,925     50,000            20,000               19,352
Vice President - Finance &          1998     182,549     70,000              -0-                19,571
Treasurer                           1997     150,000     85,000            10,000               11,882

Bert E. Downing, Jr.                1999     151,093      -0-              10,000                9,147
Vice President and                  1998     107,099     50,000              -0-                 8,000
Controller                          1997      84,000     80,000              -0-                 5,901

Ralph P. End                        1999     146,618      -0-              10,000               12,182
Vice President and                  1998     127,499     50,000              -0-                10,478
General Counsel                     1997      97,000     65,000              -0-                 5,501

Thomas J. Glaister (2)              1999     208,926      -0-              40,000               12,736
Former President                    1998     190,000      -0-                -0-                19,785
Keystone  Steel & Wire              1997     171,636    112,500            20,000                 -0-

Robert W. Singer (3)                1999     297,579      -0-              75,000               61,348
President and                       1998     277,549    175,000              -0-                74,033
Chief Executive Officer             1997     185,000    350,000            40,000               62,943

(1) All other compensation for the last three years for each of the following named executive officers consisted of (i) the Company's matching contributions pursuant to the Company's 401(k) Plan; and (ii) accruals to unfunded reserve accounts attributable to certain limits under the Code with respect to the 401(k) Plan and Keystone's pension plan, which amounts are payable upon the named executive officer's retirement, the termination of his employment with the Company or to his beneficiaries upon his death; as follows:


                                                        Unfunded Reserve Account Accruals
                                                                               Interest
                                                       Account Accruals        Accruals
                                     Employer's        Related to 401(k)       Above 120%
     Named                             401(k)          and Pension Plan       of the AFR
Executive Officer         Year     Contribution (a)       Limitations           Rate (b)   Total
-----------------         ----     ----------------       ------------        ---------    -----

Harold M. Curdy           1999        $ 8,000                 $10,945              $407   $19,352
                          1998          8,000                  11,285               286    19,571
                          1997          5,451                   6,431               n/a    11,882

Bert E. Downing, Jr.      1999          8,000                   1,147               -0-     9,147
                          1998          8,000                   -0-                 -0-     8,000
                          1997          5,901                   -0-                 n/a     5,901

Ralph P. End              1999          8,000                   4,127                55    12,182
                          1998          8,000                   2,478               -0-    10,478
                          1997          5,501                   -0-                 n/a     5,501

Thomas J. Glaister        1999          8,000                   4,476               260    12,736
                          1998          8,000                  11,785               -0-    19,785

Robert W. Singer          1999          8,000                  50,538             2,810    61,348
                          1998          8,000                  63,475             2,558    74,033
                          1997          5,451                  57,492               n/a    62,943


         (a) The Company's matching contributions to the 401(k) plan are made in Common Stock. Common Stock was valued at $5.9375/share, $8.125/share, and $12.00/share, for 1999, 1998, and 1997, respectively.

         (b) Effective as of January 1, 1998, the agreements providing for these unfunded reserve accounts, were amended to provide that the balance of such accounts would accrue interest at an annual rate in effect from time to time equal to two percent above the base rate on corporate loans. Pursuant to the rules of the Securities and Exchange Commission, the amounts shown represent the portion of the interest accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the Code (the "AFR Rate"). The AFR Rate used for such computations was the AFR Rate in effect on December 31, 1999, and December 31, 1998, the date the interest accruals for 1999 and 1998, respectively, were credited to the unfunded reserve accounts.

(2)      Mr. Glaister resigned March 24, 2000.

(3) The amounts shown in the table as compensation for Mr. Singer exclude the amount Contran credited to Keystone for Mr. Singer's services rendered to Valhi pursuant to the Intercorporate Services Agreement with Contran, which amount was $65,000 for 1997.

         The following table sets forth certain information for the fiscal year ended December 31, 1999, with respect to stock options granted to the named executive officers. No stock appreciation rights were granted and no options have been granted at an option price below fair market value on the date of grant.

                                                Option Grants in 1999

                                                                                Potential Realizable
                            Number     % of Total                              Value at Assumed Annual
                              of         Options                                Rates of Stock Price
                          Securities   Granted to    Exercise                     Appreciation for
                          Underlying    Employees     or Base                        Option Term ($)
                           Options      in Fiscal      Price     Expiration
Name                      Granted (1)      Year      ($/Share)      Date         5%          10%
----                     -----------   ----------    ---------   ----------    -------     -------

Harold M. Curdy ....      20,000           6          9.1875       1/06/09     115,559     292,850
Bert E. Downing, Jr       10,000           3          9.1875       1/06/09      57,780     146,425
Ralph P. End .......      10,000           3          9.1875       1/06/09      57,780     146,425
Thomas J. Glaister .      40,000          12          9.1875       1/06/09     231,119     585,700
Robert W. Singer ...      75,000          22          9.1875       1/06/09     433,348   1,098,188

(1) Options vest 33-1/3%, 66-2/3%, and 100% on the first, second, and third anniversary of the date of grant, respectively.

         The following table provides information, with respect to the named executive officers, concerning the value of unexercised stock options held as of December 31, 1999. In 1999, no named executive officer exercised any stock options.

              Aggregated Options/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                              Number of Securities                    Value of Unexercised
                             Underlying Unexercised                 In-the-Money Options/SARs
                      Options/SARs at December 31, 1999(#)        at December 31, 1999 ($)(1)
                      ------------------------------------     ------------------------------
Name                   Exercisable           Unexercisable     Exercisable      Unexercisable

Harold M. Curdy           36,667                 23,333            0                 0
Bert E. Downing, Jr.      17,000                 10,000            0                 0
Ralph P. End              16,500                 10,000            0                 0
Thomas J. Glaister        13,333                 46,667            0                 0
Robert W. Singer          36,667                 88,333            0                 0

(1) The values shown in the table are based on the $5.9375 per share closing price of the Common Stock on December 31, 1999, as reported by the New York Stock Exchange Composite Tape, less the exercise price of the options.

Pension Plan

         Keystone maintains a qualified, noncontributory defined benefit plan which provides defined retirement benefits to various groups of eligible employees including executive officers. Normal retirement age under the
Company's pension plan is age 65. The defined benefit for salaried employees, including officers, is based on a straight life annuity. An individual's monthly benefit is the sum of the following: (a) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1%, multiplied by the years of credited service, plus (b) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multiplied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (c) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $14.00 per month.

         The estimated annual benefits payable upon retirement at normal retirement age for each of the salaried employees named in the Summary Compensation Table, assuming continued employment with the Company until normal retirement age at current salary levels are: Harold M. Curdy, $52,159; Bert E. Downing, Jr., $52,694; Ralph P. End, $32,926; and Robert W. Singer, $28,276. Thomas J. Glaister resigned March 24, 2000.


                        SECURITY OWNERSHIP OF MANAGEMENT

         As of March 22, 2000, the Company's nominees for directors, directors, the executive officers named in the Summary Compensation Table above, and the directors and executive officers as a group, beneficially owned, as defined by the rules of the Securities and Exchange Commission, the shares of Common Stock shown in the following table.

                                                    Amount and Nature of Beneficial Ownership(1)

                                                      Shares of                        Percent
Name of                                                 Common                            of
Beneficial Owner                                         Stock                         Class (2)
----------------                                        ------                        ---------

Thomas E. Barry (3) .............................        8,333                             -
Paul M. Bass, Jr. (3)(4)(5) .....................       13,833                             -
David E. Connor (3) .............................        8,833                             -
Harold M. Curdy (6) .............................       59,079                             -
Bert E. Downing, Jr. (6) ........................       23,910                             -
Ralph P. End (6) ................................       25,683                             -
Thomas J. Glaister (6)(7) .......................       42,609                             -
William P. Lyons, Jr. (3) .......................       37,728                             -
Glenn R. Simmons (5)(6)(8) ......................      235,400                            2.3
Robert W. Singer (6) ............................      141,586                             -
William Spier (3) ...............................      374,595                            3.7
J. Walter Tucker, Jr. (3)(5) ....................      157,783                            1.6
Steven L. Watson (5) ............................        2,250                             -

All directors and current executive officers as a    1,157,055                           11.1
group (14 persons) (3)(4)(5)(6)(7)(8)(9)

---------

(1) All beneficial ownership is sole and direct except as otherwise set forth herein. Information as to the beneficial ownership of Common Stock has either been furnished to the Company by or on behalf of the indicated persons or is taken from reports on file with the Securities and Exchange Commission.

(2)      Percentage omitted if less than 1%.

(3) Includes shares that such person or group could acquire upon the exercise of options exercisable within 60 days of the Record Date by Messrs. Barry, Bass, Connor, Lyons, Spier and Tucker for the purchase of 6,333, 6,333, 6,333, 5,333, 5,333, and 4,333 shares, respectively, pursuant to the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan and the 1997 Long-Term Incentive Plan.

(4) Includes 2,500 shares of Common Stock held in discretionary accounts by First Southwest Company, a licensed broker-dealer, on behalf of certain of its clients, as to which Mr. Bass has voting and dispositive authority. Mr. Bass serves as Vice Chairman of First Southwest Company. As a result of the foregoing, Mr. Bass may be deemed to be the beneficial owner of such shares. However, Mr. Bass disclaims all such beneficial ownership.

(5) Excludes certain shares that such individual may be deemed to indirectly and beneficially own as to which such individual disclaims beneficial ownership. See footnote (1) to the "Security Ownership of Certain Beneficial Owners" table.

(6) Includes shares that such person could acquire upon the exercise of options exercisable within 60 days of the Record Date by Messrs. Curdy, Downing, End, Glaister, Simmons, and Singer for the purchase of 46,667, 20,333, 19,833, 33,333, 153,500, and 75,000 shares, respectively, pursuant to the Company's various stock option plans.

(7)      Thomas J. Glaister resigned March 24, 2000.

(8) Glenn R. Simmons is a brother of Harold C. Simmons. See footnote (1) to the "Security Ownership of Certain Beneficial Owners" table.

(9) In addition to the foregoing, the shares of Common Stock shown as beneficially owned by the directors and executive officers of Keystone as a group include 20,333 shares that the remaining executive officers of Keystone have the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Company's stock option plan.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the stockholders known to the Company to be the beneficial owners of more than 5% of the Common Stock outstanding as of the Record Date.

                                                                       Percent
Name and Address of                     Common                           of
Beneficial Owner                        Stock (#)                       Class

Harold C. Simmons (1)(2)                4,990,473                        49.6
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240

Dimensional Fund Advisors Inc. (3)       662,263                          6.6
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401
-------

(1) The shares of Common Stock shown as beneficially owned by Harold C. Simmons includes 4,109,159, 326,364, 326,050, 188,400, and 30,000 shares of Common Stock held by Contran, Valhi, NL, The Harold Simmons Foundation, Inc. (the "Foundation"), and The Combined Master Retirement Trust (the "Master Trust"), respectively.

         Contran, Valhi and NL directly hold approximately 40.8%, 3.2%, and 3.2%, respectively, of the outstanding Common Stock. Valhi and Tremont are the holders of approximately 59.5% and 20.2%, respectively, of the outstanding common stock of NL. Mr. Simmons and persons or entities that may be deemed to be affiliated with him hold, directly or indirectly, approximately 93.6% and 71.6% of the outstanding common stock of Valhi and Tremont, respectively. Substantially all of Contran's outstanding voting stock is held either by trusts established for the benefit of certain of Harold C. Simmons' children and grandchildren (together, the "Trusts"), of which Mr. Simmons is the sole trustee, or by Mr. Simmons directly. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts; however, Mr. Simmons disclaims beneficial ownership of all shares of Contran stock that the Trusts hold.

         Harold C. Simmons is Chairman of the Board and Chief Executive Officer of Contran, and of certain other related entities through which Contran may be deemed to control Valhi, Tremont and NL. Additionally, he is Chairman of the Board of NL and is a director of Tremont.

         The Foundation holds approximately 1.9% of the outstanding shares of Common Stock. The Foundation is a tax-exempt foundation organized and existing exclusively for charitable purposes. Harold C. Simmons is Chairman of the Board and Chief Executive Officer of the Foundation.

         By virtue of the holding of the offices, the stock ownership and his service as trustee as described above, Harold C. Simmons may be deemed to control certain of such entities and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of certain shares of Common Stock directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares of Common Stock beneficially owned, directly or indirectly, by any of such entities.

         The Master Trust holds approximately 0.3% of the outstanding shares of Common Stock. Valhi established the Master Trust as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies, including Keystone, adopt. Harold C. Simmons is sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust. Valhi's board of directors select the trustee and members of the trust investment committee for the Master Trust. Paul M. Bass, Jr. and J. Walter Tucker, Jr. are also members of the trust investment committee for the Master Trust. Harold C. Simmons, Glenn R. Simmons and J. Walter Tucker, Jr. are members of Valhi's board of directors. Messrs. Harold and Glenn Simmons and Steven L. Watson are participants in one or more of the employee benefit plans that invest through the Master Trust; however, each of such persons disclaims beneficial ownership of the shares of Common Stock held by the Master Trust, except to the extent of his respective vested beneficial interests therein.

         The information contained in this footnote is based on information provided to the Company by Valhi, Contran and certain of their affiliates as of the Record Date.

(2) The shares of Common Stock shown as beneficially owned by Harold C. Simmons also includes 10,500 shares of Common Stock held by Mr. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, may be deemed to have beneficial ownership of 662,263 shares of Common Stock as of December 31, 1999, all of which shares are held in portfolios for which Dimensional serves as investment advisor and investment manager. Dimensional possesses both voting and investment power over the Common Stock owned by such portfolios. Dimensional disclaims beneficial ownership of such securities.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Keystone's executive officers, directors and persons who own more than 10% of a registered class of Keystone's equity securities to file reports of ownership with the Securities and Exchange Commission, the New York Stock Exchange and Keystone. Based solely on the review of the copies of such reports filed with the Securities and Exchange Commission, Keystone believes that for 1999 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).


             CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

         As set forth under the caption "Security Ownership of Certain Beneficial Owners," Harold C. Simmons, through Contran and other entities, may be deemed to beneficially own approximately 50% of the outstanding Common Stock as of the Record Date and, therefore, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending on the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities, the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Harold C. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

         No specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

         Glenn R. Simmons, J. Walter Tucker, Jr., and Sandra K. Myers are not salaried employees of the Company. The Company has contracted with Contran, on a fee basis payable in quarterly installments, to provide certain administrative and other services to the Company in addition to the services of Mr. Simmons and Ms. Myers, including consulting services of Contran executive officers pursuant to the Intercorporate Services Agreement between Contran and the Company, a copy of which is included as Exhibit 10.1 in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000. The fee incurred during 1999 was $656,000. The Company compensates Tucker & Branham, Inc. for certain consulting services of Mr. Tucker on an hourly basis as his services are requested. The fees paid Tucker & Branham, Inc. during 1999 were $66,000.

         NL Insurance Ltd. of Vermont ("NL Insurance"), Valmont Insurance Company ("Valmont"), and EWI RE, Inc. ("EWI") provide for or broker certain of the Company's insurance policies. NL Insurance is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. Parties related to Contran own 90% of the outstanding common stock of EWI, and a son-in-law of Harold C. Simmons manages the operations of EWI. Consistent with insurance industry practices, NL Insurance, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. During 1999, the Company paid approximately $2.7 million for policies provided or brokered by NL Insurance, Valmont and/or EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to NL Insurance, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies are reasonable and similar to those it could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with NL Insurance, Valmont, and EWI will continue in 2000.

         Aircraft services were purchased from Valhi in the amount of $175,000 for the year ended December 31, 1999.

         In the opinion of management and the Board of Directors, the terms of the transactions described above were no less favorable to the Company than those that could have been obtained from an unrelated entity.

                        REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

         During  1999,   matters  regarding   compensation  of  executives  were
administered by the Compensation Committee (the "Committee"). The Committee is comprised of directors who are neither officers nor employees of the Company or its subsidiaries. The Committee adopts compensation policies and is responsible for approving all compensation of executives paid by the Company.

         It is the Company's policy that employee compensation, including compensation to executives, be at a level which allows the Company to attract, retain, motivate and reward individuals of training, experience, and ability who can lead the Company in accomplishing its goals. It is also the Committee's policy that compensation programs maintain a strong risk/reward ratio, with a significant component of cash compensation being tied to the Company's financial results, creating a performance-oriented environment that rewards employees for achieving pre-set financial performance levels. It is the Company's policy to structure compensation arrangements to be deductible for federal income tax purposes under applicable provisions of the Internal Revenue Code.

         During 1999,  the  Company's  compensation  program with respect to its
executives  consisted  of  three  components:   base  salary,  incentive  bonus,
including deferred compensation, and stock option awards.

Base Salary

         The Committee reviews, in consultation with the Chief Executive Officer ("CEO"), base salaries for executives at least annually. The Committee approves, with any modifications it deems appropriate, the CEO's recommendations for base salary levels. Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by the Company's management in an attempt to rank base salary and job value of each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation were compared with that of the Company, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company considers general base salary increases from time to time when competitive factors so warrant. Over a period of years, base salaries are designed to be below the median annual cash compensation for comparable executives, but when combined with the other components of compensation create a competitive or above median total compensation package.

Incentive Bonus Program

         Awards under the Company's incentive bonus program represent a significant portion of an executive's potential annual cash compensation and are awarded at the discretion of the Committee on recommendation of the CEO. Annual performance reviews are an important factor in determining management's recommendation which is primarily based on each individual's performance and, to a lesser extent, on the Company's overall performance. No specific financial or budget tests were applied in the measurement of individual performance. The executive's performance is typically measured by the ability the executive demonstrates in performing, in a timely and cost efficient manner, the functions of the executive's position. The Company's overall performance is typically measured by the Company's historical financial results. No specific overall performance measures were used and there is no specific relationship between overall Company performance and an executive's incentive bonus.

Stock Options/Restricted Stock

         An integral part of the Company's total compensation program is non-cash incentive awards in the form of stock options, stock appreciation rights and restricted stock granted to executives. Stock option grants, in particular, are considered an essential element of the Company's total compensation  package for the  executives.  The  Committee  believes  that stock options,  stock  appreciation  rights and  restrictive  stock awards  provide an earnings opportunity based on the Company's success measured by Common Stock performance. Additionally, awards establish an ownership perspective and encourage the retention of executives. Incentive stock options are granted at a price not less than 100% of the fair market value of such stock on the date of grant. The exercise price of all options and the length of period during which the options may be exercised are determined by the Compensation Committee. The Compensation Committee also considered the number of stock options already outstanding in granting new stock options.

         The foregoing report is submitted by the members of the Compensation Committee of the Board of Directors.

                                                  Dr. Thomas E. Barry, Chairman
                                                  Paul M. Bass, Jr.
                                                  William P. Lyons

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 1999, no executive officer of the Company served on the compensation committee or as a director of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors.


                                PERFORMANCE GRAPH

         The following graph reflects a comparison of the cumulative total return of the Common Stock from December 31, 1994 through December 31, 1999, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Iron & Steel Index. The comparison for each of the periods assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

        Comparison of Five Year Cumulative Total Shareholder Return Among Keystone Consolidated Industries, Inc., S&P 500, and S&P Iron & Steel Index

                          1994     1995     1996     1997     1998     1999
                          ----     ----     ----     ----     ----     ----

Keystone .......          $100     $ 84     $ 61     $ 88     $ 60     $ 44
S&P 500 ........          $100     $138     $169     $226     $290     $351
S&P Iron & Steel          $100     $ 93     $ 83     $ 84     $ 73     $ 80


                         INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers LLP, independent public accountants, have audited the Company's financial statements for 1999 and are currently expected to be retained to audit the financial statements for 2000. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, subject to regulations adopted by the Commission. The Company presently intends to call the next annual meeting during May 2001. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2001 annual meeting, they must be received by the Company not later than December 16, 2000. Such proposals should be addressed to: Secretary, Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240.


                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies held by them in accordance with their best judgment on such matters.


                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

April 17, 2000

         A copy of Keystone's 1999 Form 10-K Annual Report, as filed with the Securities and Exchange Commission, is included in Keystone's 1999 Annual Report to Stockholders distributed to stockholders with this Proxy Statement.
Additional copies are available without charge by writing to: Secretary, Keystone Consolidated Industries, Inc., 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240.

                               VOTING INSTRUCTIONS


                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                          5430 LBJ Freeway, Suite 1740
                               Dallas, Texas 75240

                       SOLICITED BY THE BOARD OF DIRECTORS
                       for Annual Meeting of Stockholders

                              Tuesday, May 16, 2000



         The undersigned, being participants in the Keystone Consolidated Industries, Inc. Deferred Incentive Plan, having received the Notice of Annual Meeting and Proxy Statement dated April 17, 2000, and Annual Report to Stockholders, hereby instructs the trustee, to vote, as specified below, all the shares of common stock of KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company"), held of record by the trustee for the account of the undersigned and entitled to vote on the record date, March 22, 2000, at the Annual Meeting of Stockholders to be held on May 16, 2000, and all adjournments or postponements thereof, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

       (Continued, and to be marked, dated and signed, on the other side)

************
(Back Side)

Please vote all shares allocated to my account in the Keystone Consolidated Industries, Inc. Deferred Incentive as follows:

Election  of  Director  for  a     NOMINEE:  Steven L. Watson
Two-Year Term

  For                 Withhold
  [  ]                  [   ]

Election  of  Directors for   NOMINEES:  Dr. Thomas E. Barry,  William P. Lyons
a Three-Year Term             and William Spier each for a term of three years.

                             (Instruction: To withhold authority for any single nominee, write that nominee's name in the space provided below)

                             --------------------------------------------------


FOR all nominees                             WITHHOLD AUTHORITY
listed to the right                          to vote for all nominees
(except as marked to                         listed to the right
the contrary)

     [   ]                                        [   ]


                                            -----------------------------------
                                            Signature

                                           Date:  _______________________, 2000


  PLEASE SIGN, DATE, AND RETURN THE CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      PROXY

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                          5430 LBJ Freeway, Suite 1740
                               Dallas, Texas 75240

                       SOLICITED BY THE BOARD OF DIRECTORS
                       for Annual Meeting of Stockholders

                              Tuesday, May 16, 2000



         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 17, 2000, and Annual Report to Stockholders, hereby appoints Ralph P. End and Sandra K. Myers, or either of them, proxies, with full power of substitution to vote, as specified in this proxy, all the shares of capital stock of KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company"), held of record by the undersigned and entitled to vote on the record date, March 22, 2000, at the Annual Meeting of Stockholders to be held at 5430 LBJ Freeway, Suite 1740, Dallas, TX 75240 at 9:00 a.m. local time on May 16, 2000, and all adjournments or postponements thereof, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

       (Continued, and to be marked, dated and signed, on the other side)

(Back Side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "For" all nominees for election as Directors.

Election  of  Director  for  a          NOMINEE:  Steven L. Watson
Two-Year Term

  For                 Withhold
  [  ]                 [   ]


Election  of  Directors for    NOMINEES:  Dr. Thomas E. Barry,  William P. Lyons
a Three-Year Term              and William Spier for a term of three years.

                          (Instruction: To withhold authority for any single nominee, write that nominee's name in the space provided below)

                          -----------------------------------------------------




FOR all nominees                             WITHHOLD AUTHORITY
listed to the right                          to vote for all nominees
(except as marked to                         listed to the right
the contrary)

     [   ]                                        [   ]




Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.

                                            -----------------------------------
                                            Signature

                                            -----------------------------------
                                            Signature, if shares held jointly


                                            Date:  __________________, 2000




    THIS  PROXY MAY BE REVOKED  AS SET FORTH IN THE  KEYSTONE  CONSOLIDATED
       INDUSTRIES, INC. PROXY STATEMENT THAT ACCOMPANIED THIS PROXY.